Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715-1041	Corporate Communications
(800) 225-3384	(978) 715-1043
Geoffrey_Helliwell@Millipore.com	(800) 225-3384
Thomas_Anderson@Millipore.com

Millipore Revenues Up 14 Percent in Second Quarter, EPS Up 24 Percent

Billerica, Massachusetts, July 20, 2004 – Millipore Corporation (NYSE/MIL) announced today that its second quarter sales were $225 million, up 14 percent from the same period of 2003. In local currency revenue growth was 11 percent.

Second quarter earnings were $0.57 per share, up 24 percent from $0.46 per share in the second quarter of last year. Earnings results include a $0.03 per share expense associated with the transition of the CEO announced in the second quarter.

Fran Lunger, Millipore’s CEO, said: “Our second quarter matched our strong first quarter performance, with growth in all geographic regions and markets. Of particular note: biotech market revenue growth of 21 percent in local currency. In the life science market we had growth of 9 percent in local currency compared to the same period last year, and in other bioscience we achieved 5 percent growth in local currency.”

Millipore’s second quarter revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q2 2004	Q2 2003	% Growth	% Growth Local Currency
Americas	$97	$84	15%	15%
Europe	88	76	15%	9%
Asia/Pacific	40	36	13%	6%

Total	$225	$196	14%	11%

Use of Non-GAAP Financial Measures

All references to “local currencies” represent the foreign currency balances translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2004, thus excluding the impact of fluctuations in the actual foreign currency rates. In addition to analyzing financial results at actual rates of exchange, management uses this presentation because we believe that the local currency results provide a clearer presentation of underlying business trends separate from the impact of foreign currency. The U.S. dollar results represent the foreign currency balances translated at actual exchange rates.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, July 20, 2004 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$224,668	$196,367	$447,137	$383,819
Cost of sales	103,241	88,535	204,151	170,860

Gross profit	121,427	107,832	242,986	212,959
Selling, general and administrative expenses	66,976	61,814	134,758	121,839
Research and development expenses	16,037	14,069	32,034	27,878
Restructuring and other charges	—	(604)	—	(604)

Operating income	38,414	32,553	76,194	63,846
Interest income	225	379	641	764
Interest expense	(2,101)	(4,189)	(4,979)	(8,337)

Income before income taxes	36,538	28,743	71,856	56,273
Provision for income taxes	8,044	6,467	16,167	12,661

Net income	$28,494	$22,276	$55,689	$43,612

Diluted income per share	$0.57	$0.46	$1.11	$0.90

Diluted weighted average shares outstanding	50,305	48,834	50,092	48,676

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$94,117	$147,027
Accounts receivable, net	187,997	174,979
Inventories	139,237	137,757
Deferred income taxes	51,092	51,092
Other current assets	9,278	5,507

Total current assets	481,721	516,362
Property, plant and equipment, net	320,886	316,890
Deferred income taxes	77,226	77,226
Intangible assets, net	23,832	25,348
Goodwill	9,433	9,433
Other assets	5,496	6,014

Total assets	$918,594	$951,273

Liabilities and shareholders’ equity
Current portion of long-term debt	$—	$75,000
Accounts payable	56,433	60,836
Accrued expenses	69,200	69,819
Accrued retirement plan contributions	6,999	9,443
Accrued income taxes payable	10,022	7,294

Total current liabilities	142,654	222,392
Long-term debt	190,000	216,000
Other liabilities	52,122	51,840
Shareholders’ equity	533,818	461,041

Total liabilities and shareholders’ equity	$918,594	$951,273

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041